Exhibit 10.1

AMENDMENT TO THE COMPANY’S 2009 SHARE AWARD AND INCENTIVE PLAN

Paragraph 5 of Appendix A of the Company’s 2009 Share Award and Incentive Plan, as set forth below, is hereby deleted.

“5.          Gross-Up for Excess Parachute Payments Under Code Section 280G.  The Committee is authorized to provide in any Award that in the event that any Shares or cash to be paid to a Participant in connection with a change in the ownership or effective control of the Company or the ownership of a substantial portion of the assets of the Company, as described in Code Section 280G, pursuant to the Plan, an Award or otherwise (including, without limitation, the acceleration of any payment, award distribution or benefit) (the “Payment”) constitute an “excess parachute payment” within the meaning of Code Section 280G, the Participant shall be paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant after deduction of (i) any excise tax imposed under Code Section 4999 and (ii) any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay (I) federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and (II) state and local income taxes at the highest marginal rate of taxation in the state and locality of the grantee’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. The grantee shall provide the Company with the information necessary to compute the Gross-Up Payment, and the Company shall pay the grantee the Gross-Up Payment not later than the last day of the calendar year next following the calendar year in which the grantee pays the taxes referred to in clauses (i) and (ii) of the preceding sentence.”